AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

Each of the undersigned hereby acknowledges and agrees, pursuant to the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.

Date: March 3, 2011


LBA CAPITAL PARTNERS, LLC

/s/ Stephen Blake Murchison
Name: Stephen Blake Murchison
Title: Managing Member

Stephen Blake Murchison

/s/ Stephen Blake Murchison